                                                EX-99.B(b)cmbylaw
                       AMENDMENT TO BYLAWS

RESOLVED, That the Bylaws of United Cash Management, Inc.
are amended by addition of the following as new Article IX,
regarding Indemnification and Insurance:

                           ARTICLE IX
                  INDEMNIFICATION AND INSURANCE

     Section 9.01. Indemnification of Officers,
     Directors, Employees and Agents:  The Corporation shall
     indemnify and advance expenses to its present and past
     directors, officers, employees and agents, and any
     persons who are serving or have served at the request
     of the Corporation as a director, officer, employee or
     agent of another corporation, partnership, joint
     venture, trust, or enterprise, to the full extent
     provided and allowed by Section 2-418 of the Annotated
     Corporations and Associations Code of Maryland
     concerning corporations, as amended from time to time
     or any other applicable provisions of law.
     Notwithstanding anything herein to the contrary, no
     director, officer, investment adviser or principal
     underwriter of the Corporation shall be indemnified in
     violation of Section 17(h) and (i) of the Investment
     Company Act of 1940, as amended.

     Section 9.02. Insurance of Officers, Directors,
     Employees and Agents:  The Corporation may purchase and
     maintain insurance on behalf of any person who is or
     was a director, officer, employee or agent of the
     Corporation, or is or was serving at the request of the
     Corporation as a director, officer, employee or agent
     of another corporation, partnership, joint venture,
     trust or other enterprise against liability asserted
     against him or her and incurred by him or her in any
     such capacity or arising out of his or her status as
     such, whether or not the Corporation would have the
     power to indemnify him or her against such liability.

     Section 9.03. Non-exclusivity:
     The indemnification and advancement of expenses provided
     by, or granted pursuant to, this Article IX shall not
     be deemed exclusive of any other rights to which those
     seeking indemnification or advancement of expenses may
     be entitled under the Articles of Incorporation, these
     Bylaws, agreement, vote of stockholders or directors,
     or otherwise, both as to action in his or her official
     capacity and as to action in another capacity while
     holding such office.

     Section 9.04. Amendment:  No amendment, alteration
     or repeal of this Article, or the adoption, alteration
     or amendment of any other provision of the Articles of
     Incorporation or Bylaws inconsistent with this Article,
     shall adversely affect any right or protection of any
     person under this Article with respect to any act or
     failure to act which occurred prior to such amendment,
     alteration, repeal or adoption.

and further;

RESOLVED, That the Bylaws of the Corporation are amended to
change the Corporation's name from United Cash Management, Inc.
to Waddell & Reed Advisors Cash Management, Inc., effective June
30, 2000.

     I certify that I am Secretary of the Corporation, and as
such officer, have custody of the minute books of the
Corporation, and that the foregoing resolutions are true and correct resolutions duly passed by the Board of Directors of the
Corporation at a meeting held on May 17, 2000.

                              /s/Kristen A. Richards
                              -----------------------------------
                              Kristen A. Richards, Secretary

Dated this 17th day of May, 2000.